November 22, 2010

Dear T REIT Liquidating Trust Beneficiary:

I write in regards to your beneficial interest in T REIT Liquidating Trust and to provide you with an update on the performance of the trust’s sole remaining asset, Congress Center, located in Chicago, Illinois.

As you know, pursuant to our plan of liquidation the top priorities of T REIT Liquidating Trust are to dispose of its 10.3 percent ownership interest in Congress Center, distribute all available proceeds to our beneficiaries, and to wind up operations. We have previously indicated an anticipated sales date for Congress Center by mid-2011, however, the unpredictable nature of the present commercial real estate environment has hindered our ability to meet that timeline. In order to maximize the return to beneficiaries, we believe it is prudent to extend this timeframe to the end of 2012. Following the sale of Congress Center we will proceed with the final liquidation of T REIT Liquidating Trust.

Until we are able to accomplish a sale of our interest in Congress Center, we are committed to managing the property to maintain or improve its value while generating maximum income from its operations. As I reported to you previously, our strategy to increase the potential value of the property by aggressively marketing rentable space and extending and renewing existing tenant leases has been met with marked success during the past 18 months.

•	In May 2009, we entered into a lease agreement for approximately 28,000 square feet of space that will be occupied by the Internal Revenue Service. The lease is for a period of 10 years (seven years firm), and occupancy is expected to commence in early 2011.

•	In January 2010, we executed a lease extension with one of the property’s largest tenants, AKZO Nobel, which occupies 91,000 square feet at Congress Center. The six-year lease extension ties this attractive tenant to the property through at least 2019, adding valuable stability to the rent roll.

•	In June 2010, we executed a lease for approximately 44,000 square feet of previously vacant space that will be occupied by the U.S. Department of Justice. This lease is for a period of 10 years (five years firm). We anticipate that the Department of Justice will occupy the space in early 2011. This lease delivers another credit-worthy tenant for an extended period to Congress Center.

•	In recent weeks, we completed a nearly 42,000-square-foot lease renewal with North American Company for Life and Health Insurance, helping to maintain the highest occupancy rate the property has achieved since it was delivered to the market in 2000.

•	Over the course of the past 18 months, we have executed or extended leases totaling more than 210,000 square feet of space with highly attractive credit-worthy tenants.

•	Once the Internal Revenue Service and Department of Justice commence occupancy, Congress Center’s occupancy rate will be at 93 percent, which far outperforms the occupancy of the surrounding sub-market of only 82.6 percent.

We will continue to aggressively pursue our leasing efforts in order to maximize cash flow and property value to achieve the most valuable possible sale of our ownership interest in Congress Center. We will also continue to share regular updates with you regarding the property and its ongoing operations.

Should you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

Kind regards,

W. Brand Inlow
Trustee

FORWARD-LOOKING STATEMENTS:
This letter contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to T REIT Liquidating Trust being able to dispose of its remaining property interest and complete the plan of liquidation within the anticipated timeframe, its ability to pay future cash distributions to its beneficiaries, its ability to continue to lease unoccupied space or negotiate extension or renewal leases with current tenants and its whether its currently leasing strategy will maximize cash flow and increase the property’s value. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to successfully market for sale our remaining property interest, generate proceeds from the sale of our property interest to pay cash distributions to our beneficiaries, the effect of the economic recession on commercial real estate, the effect of the constrained credit market on potential buyers of our properties and other risk factors as outlined in T REIT, Inc.’s plan of liquidation contained within its definitive proxy statement filed June 15, 2005, and as further detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this letter speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.